Exhibit 10.2
DATED 20 November 2007
MAD CATZ INTERACTIVE, INC

CONSIDERATION LOAN NOTE INSTRUMENT
constituting $14,500,000 7.5% Convertible
Unsecured Loan Notes 2010

Ref: RJK/7100540

INDEX

1. PRELIMINARY	1
2. TITLE, AMOUNT AND STATUS	1
2.1 Title	1
2.2 Nominal and Maximum Amounts	2
2.3 Issue and Conditions	2
2.4 Status	2
2.5 Ranking	2
2.6 Consideration to Noteholders	2
3. CONDITIONS AND COVENANTS BY THE COMPANY	2
4. PRINCIPAL AND INTEREST	2
5. VARIATIONS	2
6. TRANSFER AND REGISTER	3
7. GENERAL	3
7.1 Provision of Copies	3
7.2 Enforcement	3
7.3 Law and Proceedings	3
8. THIRD PARTY RIGHTS	3
SCHEDULE 1	4
Clause 1 : Form of Loan Note Certificate and Conditions	4
SCHEDULE TO LOAN NOTE CERTIFICATE	5
Conditions	5
1. PRELIMINARY	5
1.1 Constitution by the Instrument	5
1.2 Definitions	5
1.3 Acquisition Agreement Definitions	8
1.4 Interpretation	8
2. AMOUNT, TERMS AND STATUS	8
2.1 Amount and Terms	8
2.2 Status	8
2.3 Public Offers and Quotations	9
3. PRINCIPAL AND INTEREST	9
3.1 Payment of Principal and Interest	9
3.2 Interest Accrual	9
3.3 Compounding of Interest	9
4. REPAYMENT	10
4.1 Repayment Dates and Circumstances	10
4.2 Surrender of Certificate(s) upon Redemption	10
4.3 Balance Certificate	10
4.4 Cancellation of Loan Notes upon Repayment	10
4.5 Purchase of Loan Notes	10

5. REPAYMENT FOLLOWING SERIOUS EVENT	10
5.1 Serious Events	10
5.2 Notification	12
5.3 Immediate Repayment on Notice	12
5.4 Senior Lender Agreement	12
6. PAYMENTS	12
6.1 Manner of Payment	12
6.2 Payments to be on a Business Day	12
6.3 Currency	12
6.4 Recognition of Owner	13
6.5 Deductions and Withholdings	13
7. SET-OFF AGAINST ACQUISITION AGREEMENT CLAIMS	13
7.1 Relevant Proportion	13
7.2 Specific Set-Off and Cancellation	13
7.3 Interest	14
7.4 Dismissed Claim	15
7.5 Claims after the First Maturity Date	15
7.6 Set-Off Payment into Escrow	15
8. UNDERTAKINGS BY THE COMPANY	16
8.1 Undertakings	16
8.2 Continuance of Undertakings	17
9. CONVERSION RIGHTS	17
9.1 Notice of Conversion	17
9.2 Issue of Shares upon Conversion	18
9.3 Limit upon Share Issue	19
9.4 Variation of Capital	19
9.5 Share Issue Pre-Emption	20
9.6 Change of Control	21
10. CERTIFICATES	22
10.1 Form and Issue	22
10.2 The Conditions	22
10.3 Loss of Certificates	22
11. TRANSFERS OF LOAN NOTES	23
11.1 Restrictions on Transfer	23
11.2 Form of Transfers	23
11.3 Submission for Registration	23
11.4 Transfers by Personal Representatives	24
12. REGISTER OF LOAN NOTES	24
12.1 Maintenance of Register	24
12.2 Notification of Changes	24
12.3 Inspection	24
13. TITLE TO LOAN NOTES	24
13.1 Exclusive Recognition of Registered Holder	24
13.2 Death of Sole Registered Holder	25
13.3 Death of one of Joint Registered Holders	25
14. NOTEHOLDER’S REPRESENTATIVE	25
14.1 Appointment	25

14.2 Absence of Noteholder’s Representative	25
15. NOTICES	25
16. LAW AND PROCEEDINGS	26

THIS INSTRUMENT is made on 20 November 2007
BY mad catz interactive, inc a company incorporated and existing under the laws of Canada with incorporation number 294869-9 having its registered office at Brookfield Place 181 Bay Street Suite 2500 Toronto Ontario M5J 2T7 (“the Company”)
WHEREAS
(A)	The Company is party to the Acquisition Agreement which provides for the constitution and issue of the Loan Notes

(B)	Accordingly, by a resolution of its Board passed on 9 November 2007 the Company has created $14,500,000 7.5% Convertible Unsecured Loan Notes 2010 to be constituted as hereinafter provided subject to and with the benefit of the schedules hereto, which form part of this Instrument
NOW THIS INSTRUMENT WITNESSES that:
1.	PRELIMINARY

In this Instrument (including its recitals and schedules):

“Conditions”	means the conditions set out in the schedule to the form of loan note certificate set out in Schedule 1 to this Instrument as the same may be amended, varied or supplemented in accordance with the provisions of this Instrument and such Conditions (and a reference to a Condition is to one of such conditions as numbered in that reference);
The provisions of Condition 1 shall have effect throughout this Instrument, including its Schedules

2.	TITLE, AMOUNT AND STATUS

2.1	Title

The Loan Notes shall be known as 7.5% Convertible Unsecured Loan Notes 2010 and shall constitute a single series

2.2	Nominal and Maximum Amounts

The nominal amount of each Loan Note is multiples of $1,000 and the aggregate maximum principal nominal amount of the Loan Notes is limited to FOURTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($14,500,000)

2.3	Issue and Conditions

The Loan Notes shall be issued in registered form to such persons, in such amounts and on such terms as to consideration and otherwise as the Board from time to time (pursuant to the provisions of the Acquisition Agreement) resolves and each outstanding Loan Note shall be held upon and subject to the Conditions

2.4	Status

The Loan Notes for the time being outstanding represent a direct unsecured obligation of the Company for the payment when due of the principal and interest in respect of them and for the due performance of all its obligations under or in relation to them

2.5	Ranking

The Loan Notes for the time being outstanding shall among themselves rank pari passu equally and rateably without discrimination or preference as unsecured obligations of the Company and with all other unsecured indebtedness of the Company except to the extent provided by law of general application

2.6	Consideration to Noteholders

Each Noteholder agrees and acknowledges that such Noteholder has received sufficient and adequate consideration for the issuance of the Note and the terms and conditions thereof

3.	CONDITIONS AND COVENANTS BY THE COMPANY

The Company covenants with the Noteholders and each of them to comply with the terms of the Notes and to observe and perform the Conditions, which shall be deemed to be incorporated in this Instrument and shall be binding on the Company and the Noteholders and all persons claiming through or under them respectively

4.	PRINCIPAL AND INTEREST

The Company shall pay to Noteholders in accordance with the Conditions principal and interest in respect of the Loan Notes respectively held by them

5.	VARIATIONS

The Company may from time to time (by deed expressed to be supplemental to this Instrument) amend any provisions of this Instrument (including the Conditions) if the amendment is previously agreed in writing by the Noteholders Representative or is fairly considered, in the opinion of a merchant bank or stockbroker appointed for the purpose by the Company, not to be materially prejudicial to the holders of outstanding Loan Notes and to be of a formal, minor or technical nature or to be necessary to correct a manifest error.
6.	TRANSFER AND REGISTER

Noteholders may transfer the Loan Notes from time to time respectively held by them subject to and in accordance with Condition 11 (but not otherwise) and the Company shall maintain a register of Noteholders in accordance with Condition 12

7.	GENERAL

7.1	Provision of Copies

A copy of this Instrument shall be supplied free of charge to any Noteholder on receipt by the Company of his written request

7.2	Enforcement

This Instrument shall enure for the benefit of every Noteholder, each of whom (subject to the Conditions) may enforce the same in respect of his holding of Loan Notes

7.3	Law and Proceedings

This Instrument, the Conditions, the Schedules and the Loan Notes shall be governed by and construed in accordance with English Law and the Company and all Noteholders hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of England

8.	THIRD PARTY RIGHTS

Without prejudice to the rights of Noteholders, each of whom shall be entitled to enforce this Instrument in respect of his holding of Loan Notes, and of the Noteholder’s Representative, nothing in this Instrument is intended to confer on any person any right to enforce any term of this Instrument which that person would not have but for the Contracts (Rights of Third Parties) Act 1999
IN WITNESS this Instrument has been executed and delivered as a Deed by the Company on the date first above written

SCHEDULE 1
Clause 1 : Form of Loan Note Certificate and Conditions
Certificate No.          representing $      Nominal Amount of Loan Notes
MAD CATZ INTERACTIVE, INC
A company incorporated in Canada
corporate ID number 294869-9
(“the Company”)
ISSUE OF $14,500,000 7.5% CONVERTIBLE
UNSECURED LOAN NOTES 2010
(“the Loan Notes”)
Issued under the authority of the statutes and by-laws of the Company and pursuant to a Resolution of the Board of Directors of the Company passed on {               } 2007
THIS IS TO CERTIFY THAT                 of                 is the registered holder of            US DOLLARS ($     ) nominal amount of the Loan Notes which Loan Notes are constituted by an Instrument entered into by the Company on {               } 2007 (“the Instrument”) and are issued with the benefit of and subject to the provisions contained in the Instrument and the Conditions endorsed on or attached to this certificate (“the Conditions”)
DATED                2007

DULY EXECUTED by MAD CATZ INTERACTIVE, INC acting by its authorised officer	) ) )
Name:
Status:

Notes:	(1)	The Company will not register any transfer of any Loan Notes unless the Certificate or a suitable indemnity is produced relating to such Loan Notes. The Certificate or a suitable indemnity must be surrendered before any transfer, whether for the whole or any part of the Loan Notes represented hereby, can be registered or a new certificate issued in exchange.

	(2)	The Loan Notes are transferable in part in amounts of not less than $1,000 nominal or as a whole, subject to the restrictions on transfer contained in the Conditions.

	(3)	The Loan Notes are not and will not be the subject of any listing, permission to deal or registration on any investment exchange or with any other authority.

	(4)	The Loan Notes shall not be offered to the public for purchase.

	(5)	The address of the Transfer Office is 7840 Mission Valley Road Suite 101 San Diego 92108.

	(6)	The Loan Notes are subject to set-off of any Provisional Claims and any Substantiated Claims as provided in the Conditions and amounts of the Loan Notes the subject of this Certificate may be cancelled to the extent necessary to satisfy such Substantiated Claims.

	(7)	Accelerated payment of the Loan Notes following the occurrence of a Serious Event under the Conditions is restricted under the terms of the Senior Lender Agreement (as those terms are defined in the Conditions)

SCHEDULE TO LOAN NOTE CERTIFICATE
Conditions
1.	PRELIMINARY

1.1	Constitution by the Instrument

The Loan Notes the subject of this certificate have been constituted by an Instrument executed as a deed by Mad Catz Interactive, Inc dated in mid-November 2007 (“the Instrument”) and a copy of the Instrument may be obtained from the Company free of charge upon written request to it at its registered office

1.2	Definitions

In the Instrument (including its recitals and schedules) and this Schedule:

“the Acquisition Agreement”	means an agreement dated on or about 14 November 2007 and made between Guymont Services SA (1) and the Company (2) providing for the sale to the Company of the issued share capital of Winkler Atlantic Holdings Limited;

“Board”	means the board of directors for the time being of the Company or a duly appointed committee thereof;

“Business Day”	means a day on which clearing banks are open for normal business in the City of London or San Diego, California;

“Change of Control”	means:

(i)     a merger or consolidation of the Company with or into another corporation or any other entity or the exchange of substantially all of the outstanding stock of the Company for shares of another entity or other property in which, after any such transaction the prior shareholders of the Company own less than fifty percent (50%) of the voting shares of the continuing or surviving entity;

(ii) the sale of all or substantially all of the assets of the Company;

(iii) any “person” (as used in Section 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act) directly or indirectly,

of securities of the Company representing more than fifty percent (50%) of the voting power of the Company’s then outstanding securities; or

(iv)    during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with Company to effect a Change of Control) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

“the Conditions”	means the conditions set out in this Schedule as the same may be amended, varied or supplemented in accordance with the provisions of the Instrument (and a reference to a Condition is to one of such conditions as numbered in that reference);

“Conversion Notice”	means a notice of conversion given or deemed to be given pursuant to condition 9;

“the Conversion Rate”	means the rate of one share of common stock in the capital of the Company for every $1.4191 of principal, as such rate is adjusted pursuant to condition 9.4;

“Conversion Shares”	means, as the context requires, shares of common stock in the capital of the Company which at the relevant time have been or are to be issued pursuant to the right of conversion conferred by condition 9;

“Dismissed Claim”	has the meaning ascribed to it by clause 5.4.1 of the Acquisition Agreement;

“Dollar” and “$”	means US Dollars, the lawful currency of the United States of America;

“Emergency Credit Interest Rate”	means the rate of eleven per cent (11%) per annum;

“First Maturity Date”	means 31 October 2009;

“Instrument”	means this instrument as amended from time to time;

“Interest Rate”	means the rate of seven decimal point five per cent (7.5%) per annum;

“the Loan Notes”	means, as appropriate to the context, the Loan Notes of the Company constituted by the Instrument or the amount thereof for the time being issued and outstanding or a specific proportion thereof, or any of the same;

“Material Adverse Effect”	means any event, change, development or occurrence which specifically relates to the Company that individually or in the aggregate has resulted in a material adverse effect upon the business, results or operations, assets, liabilities or financial condition of the Company taken as a whole;

“the Noteholder’s Representative”	means such person as the Noteholders have appointed to and who at the relevant time holds such position pursuant to condition 14;

“Noteholders”	means the person or several persons whose names are from time to time entered in the Register as the holder or holders of the Loan Notes;

“Provisional Claim”	has the meaning ascribed to it by clause 5.4.1 of the Acquisition Agreement;

“Register”	means the register of Noteholders kept for the time being by the Company in accordance with condition 12;

“Second Maturity Date”	means 31 October 2010;

“Senior Lender”	means such financial institution or syndicate of financial institutions as at the relevant time has loans outstanding to the Company secured by security over its assets ranking ahead of any other security over its assets; the first Senior Lender is Wachovia Capital Finance Corporation (Central);

“Senior Lender Agreement”	means that certain Agreement by and between Guymont Services SA (1), the Company (2) and Wachovia Capital Finance Corporation (Central) (3)

dated on or around the date of the Instrument, including any amendment or modification thereto;

“Serious Event”	means an event stated by condition 5.1 to be a serious event;

“Substantiated Claim”	has the meaning ascribed to it by clause 5.4.1 of the Acquisition Agreement
1.3	Acquisition Agreement Definitions

Save as otherwise defined in the Instrument or this Schedule, definitions contained in clause 1.1 of the Acquisition Agreement (except the definition therein contained of “the Company”) shall have effect in the Instrument and this Schedule unless otherwise stated

1.4	Interpretation

In the Instrument (including its recitals and schedules) and this Schedule:
1.4.1	each gender includes each other gender, the plural the singular and vice versa and “person” includes natural and legal persons and unincorporated bodies;

1.4.2	the headings to clauses, conditions and paragraphs shall be ignored in interpretation;

1.4.3	references to recitals, clauses, sub-clauses and schedules are to the same in the Instrument unless otherwise stated and references to Conditions are to the conditions set out in this Schedule unless otherwise stated;

1.4.4	references in the Instrument or this Schedule to documents (including the Instrument and this Schedule) or any provision of the same shall be construed as a reference to that document or provision as from time to time amended, supplemented, varied or replaced (in whole or in part)
2.	AMOUNT, TERMS AND STATUS

2.1	Amount and Terms

The aggregate maximum principal nominal amount of the Loan Notes is limited to $14,500,000 and, if resolved to be issued by the Board, will be issued in registrable form in amounts or multiples of $1,000 nominal in accordance with the provisions of the Instrument and the Acquisition Agreement, and each outstanding Loan Note shall be held on and subject to the Conditions

2.2	Status

The outstanding Loan Notes rank among themselves pari passu and equally and rateably without discrimination or preference as an unsecured obligation of the Company and shall form a single series

2.3	Public Offers and Quotations

No public offer for subscription of the Loan Notes shall be made and the Loan Notes shall not be capable of being dealt in on any stock exchange or any other investment exchange in any jurisdiction; accordingly no application shall be made to any such exchange for permission to deal in or for an official or other quotation in respect of any of the Loan Notes

3.	PRINCIPAL AND INTEREST

3.1	Payment of Principal and Interest

Subject to and in accordance with the Conditions the Company shall pay to the Noteholders entitled to the same:
3.1.1	the principal nominal amount of the Loan Notes or any part of the Loan Notes as and when the same falls due for payment under the Conditions;

3.1.2	upon any repayment or conversion of any amount of the Loan Notes, interest accrued under the Conditions on the amount so repaid or converted up to and including the actual date of payment or conversion
3.2	Interest Accrual

Subject to the Conditions, until the Loan Notes have been fully repaid, cancelled or converted pursuant to the Conditions, interest shall accrue from day to day (as well after as before judgment) on the principal amount of Loan Notes outstanding from time to time as from their respective dates of issue:
3.2.1	for so long as no part of any principal monies or interest is overdue for payment and no Serious Event has occurred which remains uncured — at a gross rate equal to the Interest Rate;

3.2.2	for so long as any part of any principal monies or interest is overdue for payment or any Serious Event has occurred which remains uncured — at a gross rate equal to the Emergency Credit Interest Rate Provided That if within thirty days from the due date for payment of the principal monies or interest or the occurrence of the Serious Event the principal monies or interest are paid or the Serious Event is cured (as the case may be) the rate of interest payable during that period shall be the Interest Rate payable pursuant to condition 3.2.1 and not the Emergency Credit Interest Rate pursuant to this condition 3.2.2
3.3	Compounding of Interest

Interest accrued hereunder shall compound quarterly at the applicable rate provided by condition 3.2

4.	REPAYMENT

4.1	Repayment Dates and Circumstances

Subject to these Conditions, the Loan Notes shall be redeemed as follows:
4.1.1	Following Serious Event: The Company shall redeem the Loan Notes at par by payment to the Noteholders if and as so required and permitted by condition 5.3

4.1.2	First Maturity Date: Subject to any election to the contrary pursuant to condition 7.2.2(c) and subject to the statement contained in a Conversion Notice pursuant to condition 9.1.1, the Company shall repay at par nine twenty-ninths of every Loan Note then outstanding on the First Maturity Date

4.1.3	Second Maturity Date: Subject to any election to the contrary pursuant to condition 7.2.2(c) and subject to the statement contained in a Conversion Notice pursuant to condition 9.1.1 the Company shall repay at par twenty twenty-ninths of every Loan Note then outstanding on the Second Maturity Date
4.2	Surrender of Certificate(s) upon Redemption

On or before the date upon which any Loan Notes are to be repaid, the Noteholder shall deliver to the Company the certificate for the Loan Notes which are to be repaid (or in the case of a lost certificate an indemnity in respect thereof in terms reasonably required by the Company)

4.3	Balance Certificate

Upon repayment of part only of any Loan Notes comprised in a certificate the Company shall issue free of charge to the relevant Noteholder a fresh certificate for the balance of such Loan Notes not so repaid

4.4	Cancellation of Loan Notes upon Repayment

All Loan Notes fully repaid by the Company will be cancelled and will not be available for reissue

4.5	Purchase of Loan Notes

The Company may at any time or times purchase any Loan Notes by tender or by private treaty at any price but any tender shall be available to all Noteholders on the like terms

5.	REPAYMENT FOLLOWING SERIOUS EVENT

5.1	Serious Events

Each of the following shall constitute a Serious Event:
5.1.1	if the Company fails to make any payment in the manner herein provided of any principal amount or interest due in respect of the Loan Notes within five Business Days of its due date for payment; or
5.1.2	if the Company makes default in the performance or observance of or compliance with any of its obligations and/or undertakings contained in this Instrument (other than obligations relating to the payment of principal or interest) and such default, if capable of remedy or cure, is not remedied or cured within twenty Business Days after notice to the Company is given by any Noteholder; or

5.1.3	if any indebtedness of the Company in the nature of borrowing, other than under this Instrument, in excess of $1,000,000 is not paid when due (after allowing for any applicable grace period) or is declared to be or otherwise becomes due and payable prior to its specified maturity and is not paid; or

5.1.4	if any indebtedness of the Company not in the nature of borrowing and not to factory suppliers and in an aggregate sum in excess of $1,000,000 is not paid within thirty days of falling due and is not the subject of any bona fide dispute as to whether it is due and payable; or

5.1.5	if the Company takes or consents to proceedings relating to itself under any applicable insolvency laws (including for protection from creditors) or enters into any arrangement, compromise or composition with its creditors generally; or

5.1.6	if the Company stops or is unable generally to pay its debts as they come due; or

5.1.7	if the Senior Lender takes any material step to enforce its security over the Company or any of the assets of the Company; or

5.1.8	if any encumbrancer takes any step to enforce its security over the Company or any of the assets of the Company in respect of indebtedness greater than $1,000,000;

5.1.9	if the Company takes any corporate action or any steps are taken or legal proceedings are started, in any jurisdiction, for the winding-up, dissolution, liquidation or similar action unless (in the case only of a petition or application to a court) such proceedings are discharged within twenty Business Days of their commencement;

5.1.10	if any distress or execution is levied or enforced upon or against the whole or any material part of the property or undertaking of the Company and is not discharged within fifteen Business Days of such levy or enforcement; or

5.1.11	if anything analogous to or having a substantially similar effect to any of the events specified in any of the foregoing provisions of this condition 5.1 occurs in any applicable jurisdiction in relation to the Company; or

5.1.12	if any licence, agreement, consent, permit, approval or authorisation (whether public or private) which is requisite for the Company to carry on its business is cancelled, revoked or otherwise terminated which substantially impairs the Company’s ability to continue as a going concern; or

5.1.13	if any litigation, arbitration or other proceedings before any court, commission, tribunal, board, investigation, government body or other person are instituted against the Company which results in a judgement of any court of competent jurisdiction and substantially impairs the Company’s ability to continue as a going concern; or
5.1.14	if the shares of common stock in the capital of the Company cease to be quoted, listed or traded on any stock exchange;

5.1.15	if any event referred to in the preceding provisions of this clause 5.1 occurs in relation to any direct or indirect material operating subsidiary of the Company; or

5.1.16	if there occurs any Material Adverse Effect upon the Company or any of its material direct or indirect operating subsidiaries which will or is likely to cause the Company not to perform and observe its obligations under the Instrument and the Conditions as they fall due.
5.2	Notification

The Company shall notify the Noteholders within five Business Days of its becoming aware of any Serious Event

5.3	Immediate Repayment on Notice

Subject to and only to the extent permitted by the terms of the Senior Lender Agreement or any successor agreement between the Senior Lender and the Noteholders, the Noteholders shall be entitled to require repayment of all or any of the Loan Notes at any time during the continuance of a Serious Event

5.4	Senior Lender Agreement

Each Noteholder acknowledges that the right of Noteholders to require repayment of all or any of the Loan Notes pursuant to condition 5.3 and their right to transfer any of the Loan Notes is restricted by the terms of the Senior Lender Agreement and each Noteholder agrees to be bound by such restriction

6.	PAYMENTS

6.1	Manner of Payment

All principal monies and interest payable by the Company in respect of the Loan Notes shall be paid in such manner as each Noteholder may from time to time agree with the Company and subject to any such agreement shall be paid by bank transfer to such bank account as the Noteholder (or any of joint Noteholders) may from time to time direct in writing

6.2	Payments to be on a Business Day

Any payment which but for this condition 6.2 would fall due for payment on a day which is not a Business Day shall instead be due for payment on the next following Business Day

6.3	Currency

All payments hereunder shall be in Dollars

6.4	Recognition of Owner

The Company shall recognise and treat each Noteholder as alone entitled to receive and give effectual discharges for principal and interest payable in respect of those Loan Notes In the case of joint holders any of them may give an effective receipt and discharge for principal and interest in respect of the Loan Notes registered in their joint names The Company shall not be affected by notice of any trust whether express, implied or constructive to which the Loan Notes or any part of the Loan Notes may be subject or of any right, title or claim of any person other than the Noteholder to such Loan Notes

6.5	Deductions and Withholdings

Subject to condition 7, the Company shall make any payment of principal and interest which falls due for payment by it in respect of the Loan Notes without any deduction, withholding or set-off save those required by law or expressly permitted by the Instrument or these Conditions and if it makes any deduction, withholding or set-off from any such payment it shall deliver to the Noteholders, within fourteen days after making the relevant payment, a certificate as to the gross amount of such payment and the amount of tax or other sum deducted, withheld or set-off

7.	SET-OFF AGAINST ACQUISITION AGREEMENT CLAIMS

7.1	Relevant Proportion

In this condition 7:

“Relevant Amount”	means the lower of the Relevant Proportion of $14,500,000 and the Relevant Proportion of the Substantiated Claim or Provisional Claim to which the set-off or cancellation under this Condition relates

“Relevant Proportion”	means that proportion of the total $14,500,000 nominal amount of all the Loan Notes constituted by the Instrument as is represented by the Loan Notes the subject of the particular certificate
7.2	Specific Set-Off and Cancellation

Subject to conditions 7.5 and 7.6 but notwithstanding any other provision of the Instrument or these Conditions the Company, in accordance with clause 5.4 of the Acquisition Agreement and by notice to the Noteholder:
7.2.1	if there arises a Provisional Claim — shall be entitled to set-off the Relevant Amount in respect of such Claim against any principal of and accrued unpaid interest on the Loan Notes held by a Noteholder and the amount so set off, and interest accrued on such amount, shall not be due for payment unless the relevant Provisional Claim becomes a Dismissed Claim and then not until the later of the date upon which the relevant Provisional Claim becomes a Dismissed Claim in accordance with the Acquisition Agreement and the date upon which (but for this condition 7.2) it would have fallen due for payment under this Instrument;
7.2.2	if there arises a Substantiated Claim — upon becoming entitled to do so under clause 5.4.7 of the Acquisition Agreement, shall be entitled to (and if the Noteholder by notice to the Company so elects, the Company shall) cancel an amount outstanding on the Loan Notes held by that Noteholder which equals the Relevant Amount in respect of that Substantiated Claim and in that event:
(a)	if and to the extent so cancelled the Company shall have no obligation for payment of the amount cancelled or for interest thereon accrued from the date upon which the Loan Note was issued;

(b)	such cancellation shall satisfy a like amount of all obligations of the Warrantor in respect of the Substantiated Claim to which the cancellation relates;

(c)	such cancellation shall apply to the portion of the Loan Notes due for redemption on the First Maturity Date or on the Second Maturity Date as partly one and partly the other, as the Noteholder’s Representative by notice to the Company shall elect and condition 4.1 shall have effect accordingly;

(d)	the Company shall not be concerned with any arrangement between the relevant Noteholder and the Warrantor for reimbursement of any amounts so cancelled or otherwise
For the avoidance of doubt, the Noteholders agree to be bound by the determination under the Acquisition Agreement of what constitutes a Substantiated Claim, a Provisional Claim and/or a Dismissed Claim

7.3	Interest

The following shall apply in respect of interest accruing on amounts set off pursuant to condition 7.2:
7.3.1	all interest accrued and due for payment pursuant to conditions 3.2 and 3.3 on the amount set-off shall be paid as it falls due into the escrow account in accordance with condition 7.6

7.3.2	upon and to the extent of a claim becoming a Substantiated Claim, the interest accrued and paid into the escrow account shall be paid to the Company to the extent that it relates to the amount that has become a Substantiated Claim;

7.3.3	upon and to the extent of a claim becoming a Dismissed Claim, the interest accrued and paid into the escrow account shall be paid to the Noteholders to the extent that it relates to the amount that has become a Dismissed Claim;

7.3.4	all interest earned on amounts held in the escrow account shall be paid to the Company and the Noteholders in proportion to the amounts respectively released to them under conditions 7.3.2 and 7.3.3
7.4	Dismissed Claim

If a Provisional Claim becomes a Dismissed Claim after the amount set-off in respect of it has, disregarding condition 7.2, fallen due for payment to the Noteholder under the Conditions, the Company shall pay the amount of principal and interest so set-off to the Noteholder within five Business Days from the Provisional Claim becoming a Dismissed Claim

7.5	Claims after the First Maturity Date

The Company shall not be entitled to and shall not set-off any claim under the Acquisition Agreement of which notice has not been given to the Warrantor and to the Vendor’s Representative in accordance with the Acquisition Agreement on or before the First Maturity Date

7.6	Set-Off Payment into Escrow

If (when or at some time after the Company becomes entitled to exercise its right of set-off under condition 7.2) any amount of principal or interest (disregarding condition 7.2) is or falls due for payment upon the Loan Notes, the Noteholder’s Representative by written notice to the Company may require that the following shall have effect and if such a notice is given the following shall apply as a condition of the Company’s entitlement to set-off under condition 7.2:
7.6.1	such notice shall state the escrow agent nominated by the Noteholder’s Representative and the bank at which the escrow account is to be held;

7.6.2	promptly upon receipt of any such notice the Company shall nominate its escrow agent and cause it to co-operate fully and promptly with the escrow agent nominated by the Noteholder’s Representative in establishing the escrow account with the bank specified in the notice given by the Noteholder’s Representative;

7.6.3	if within ten Business Days the Company has not nominated its escrow agent or if within fifteen Business Days the escrow account has not been established (other than by reason of conduct of the Noteholder’s Representative or its nominated escrow agent) the sole escrow agent shall be that nominated by the Noteholder’s Representative;

7.6.4	the escrow account shall be with a prime western bank in London England, the Channel Islands, Switzerland or New York nominated by the Noteholder’s Representative;

7.6.5	as soon as the escrow account has been set up and thereafter as sums from time to time become due for payment upon the Loan Notes (disregarding the right of set-

off) the Company shall pay into the escrow account all sums as (disregarding condition 7.2) are or fall due for payment and which the Company is entitled to set-off pursuant to condition 7.2 until the relevant Provisional Claim becomes a Substantiated Claim or a Dismissed Claim (whereupon they shall be dealt with in accordance with the provisions of this condition 7); any failure to do so within five Business Days of such payment falling due shall be a Serious Event and the Company shall thereupon cease to be entitled to exercise the set-off under condition 7.2
8.	UNDERTAKINGS BY THE COMPANY

8.1	Undertakings

The Company undertakes with Noteholders that:
8.1.1	it will at the same time as the same are dispatched to shareholders or otherwise published, send to Noteholders copies of all notices, reports, announcements and other communications dispatched by the Company to its shareholders;

8.1.2	it will send to Noteholders financial statements promptly following filing with the United States Securities and Exchange Commission;

8.1.3	subject to condition 9.3 and 9.5, it will ensure that for so long as the rights of conversion conferred by condition 9 remain exercisable the Company holds all necessary consents, approvals and other corporate actions to enable it to issue shares pursuant to the exercise of such rights of conversion after taking into account all other subsisting rights to require the Company to issue shares in its capital (whether conditional or otherwise and whether constituted by option to subscribe, conversion rights or otherwise);

8.1.4	it will pay reasonable out of pocket costs (on production of relevant receipts and or invoices) following occurrence and during the continuance of a Serious Event which remains uncured

8.1.5	except with the consent of the Noteholder’s Representative (which will not be unreasonably withheld or delayed) it will not issue any share in the capital of the Company having in any respect any rights ranking in priority to shares of common stock which are the subject of the conversion rights conferred by condition 9 or which have been issued pursuant to exercise of those rights;

8.1.6	it will duly observe and perform all its obligations under any agreement with the Senior Lender which is in force at the relevant time and provides for or regulates the borrowing of money by the Company and/or any of its subsidiaries;

8.1.7	it will not issue to any person for any form of consideration any promissory note or obligation of similar kind which has any rights to payment ranking in priority to the rights conferred by the Loan Notes;

8.1.8	it will not without the prior written consent of the Noteholder’s Representative grant to any person other than (a) its bankers as security for normal working capital, (b) other lenders to secure funding provided for the purchase of equipment or (c) licensors in the ordinary course of business any mortgage, charge, lien, pledge, security or other encumbrance whatsoever over any of the assets of the Company;

8.1.9	it will procure that no material operating subsidiary of the Company does anything which if it were done by the Company would be a breach of the foregoing undertakings of this condition 8.1
8.2	Continuance of Undertakings

The undertakings by the Company in this condition 8 shall continue to have effect until the final repayment of all principal and interest owing upon the Loan Notes;

9.	CONVERSION RIGHTS

9.1	Notice of Conversion
9.1.1	Subject to condition 9.3, any Noteholder by notice to the Company (a “Conversion Notice”) may elect to convert all or part of the principal amount of the Loan Notes specified in that notice into shares of common stock of the Company at the Conversion Rate; if the Conversion Notice does not relate to all the Loan Notes held by the Noteholder giving that Conversion Notice it shall state whether the Loan Notes to be converted are those due for repayment on the First Maturity Date or the Second Maturity Date and such statement shall have effect for all purposes of the Conditions; the conversion rights attached to the Loan Notes not specified in the Conversion Notice shall continue to be exercisable until they expire under the Conditions

9.1.2	Any such notice shall be irrevocable save as otherwise provided in conditions 9.2.5 and 9.6 and save if there occurs anything which has a Material Adverse Effect on the Company before the conversion is effected pursuant to condition 9.2

9.1.3	Any Conversion Notice shall be accompanied by the certificate for the Loan Notes to which the Conversion Notice relates

9.1.4	Subject to condition 9.3, no Conversion Notice shall be effective if given after the Second Maturity Date PROVIDED THAT if at the Second Maturity Date any amount of principal is withheld by the Company or placed in escrow by reason of set-off against a Provisional Claim, the conversion rights shall be postponed and remain exercisable until the expiration of sixty days from the date upon which such Provisional Claim becomes a Substantiated Claim or a Dismissed Claim, as the case may be
9.2	Issue of Shares upon Conversion

Subject to condition 9.2.5
9.2.1	within ten Business Days from its receipt or deemed receipt of a Conversion Notice pursuant to conditions 9.1 (or, in the case of a conditional notice given pursuant to condition 9.6, immediately upon the condition being satisfied) the Company shall allot and issue to the Noteholder the number of shares of common stock of the Company which results from application of the Conversion Rate to the nominal amount of Loan Notes specified in the Conversion Notice, to the nearest whole share, with fractional amounts of principal being paid by the Company in cash to the Noteholder; the shares so allotted and issued shall be duly authorised, validly issued, fully paid and non-assessible and shall be issued in compliance with the by-laws and other constitutional documents of the Company and in compliance with all applicable federal and state securities laws;

9.2.2	within twenty Business Days from its receipt or deemed receipt of a Conversion Notice pursuant to conditions 9.1 the Company shall:
(a)	cause its transfer agent to issue and send to the Noteholder a duly executed certificate for the Conversion Shares issued pursuant to the conversion together with a certificate for any balance of the Loan Notes included in a certificate lodged with the Conversion Notice which are not then converted;

(b)	pay to the Noteholder the interest accrued under the Conditions upon the amount converted;
9.2.3	as soon as practicable following issue of the Conversion Shares, the Company shall cause the same to be admitted to the same listing, quotation or trading as other shares of common stock of the Company on any stock exchange;

9.2.4	the Conversion Shares shall rank in all respects rateably with all other shares of common stock in the capital of the Company save that they shall not rank for any dividend declared or resolved upon prior to the date of the relevant Conversion Notice;

9.2.5	no conversion of the Notes into common stock of the Company will be effected until the Personal Information Form referred to in the letter of the Toronto Stock Exchange dated October 29, 2007 issued in respect of this transaction (the “Initial PIF”), has been cleared by the Toronto Stock Exchange. Thereafter, and subject to clearance of the Initial PIF by the Toronto Stock Exchange, if at the date of the Conversion Notice the shares of common stock of the Company are quoted upon the Toronto Stock Exchange and it requires to approve a Personal Information Form in respect of the Noteholder effecting conversion:
(a)	conversion shall not be effected until that Personal Information Form has been approved by the Toronto Stock Exchange;

(b)	in that respect, a Personal Information Form may be submitted or have been submitted at any time and once approved shall be deemed approved thereafter;

(c)	the Company and the converting Noteholder shall act diligently and in good faith to procure the giving of such approval as soon as practicable after its submission;

(d)	if at the date of the Conversion Notice an approval required by this condition 9.2.5 has not been granted the converting Noteholder may withdraw his Conversion Notice at any time before the approval is granted
9.3	Limit upon Share Issue
9.3.1	Notwithstanding the foregoing, the Company shall not be obliged to allot and issue shares to Noteholders if and to the extent that such issue would cause the total amount of Conversion Shares issued to Noteholders at the time of the relevant conversion to represent twenty per cent or more of the total issued common stock of the Company immediately after such issue and under applicable regulatory requirements the Company would need the approval of shareholders to such issue;

9.3.2	If by reason of the preceding condition 9.3.1 any Loan Notes the subject of a Conversion Notice are not converted the Conversion Notice shall have effect in respect of all the Loan Notes subject to the same except those not converted by reason of condition 9.3.1 and the right of conversion in respect of the unconverted Loan Notes shall continue in effect and be exercisable at any time prior to the repayment, redemption or cancellation of such Loan Notes
9.4	Variation of Capital
9.4.1	Upon the occurrence of any variation in the share capital of the Company arising from a reduction of capital or sub-division or consolidation of capital, or if the common stock of the Company is converted, exchanged or reclassified or in any way substituted for (including without limitation pursuant to an amalgamation arrangement or merger), or there occurs any issue of shares by way of capitalisation of profits or reserves or by way of rights or otherwise, or if there is declared and paid a stock dividend upon the common stock of the Company —

then and in any such event the number of shares of common stock into which Loan Notes may be converted and/or the Conversion Rate shall be adjusted in such manner as the Company and the Noteholder’s Representative agree is fair and reasonable so as to leave the Noteholders in no worse position by reason of the variation than they were in prior to the variation taking effect;

9.4.2	If the Company and the Noteholder’s Representative fail to agree as to whether any adjustment, or what adjustment, is fair and reasonable the matter shall be referred to such firm of chartered accountants as the Company and the Noteholder’s Representative may agree or in default of agreement by an independent firm of chartered accountants appointed on the application of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales Any such firm of chartered accountants shall determine the matter in their sole discretion acting as experts not arbitrators and their decision shall be final and binding on the Company and all Noteholders
9.5	Share Issue Pre-Emption
9.5.1	In this condition 9.5:

“Noteholder Proportion” means that proportion by nominal value of the Loan Note Entitlement which the Loan Notes held by a particular Noteholder represent of all the Loan Notes in issue at the date of the Pre-Emption Notice; and
“Loan Note Entitlement” means that proportion of all the shares proposed to be allotted or issued as referred to in the Pre-Emption Notice which the number of shares of common stock into which, at the date of the Pre-Emption Notice, Noteholders would be entitled to convert the Loan Notes pursuant to this condition 9 represent of all the shares of common stock of the Company then in issue

9.5.2	The following shall apply if, at any time whilst any of the conversion rights conferred by condition 9 remain exercisable, the Company proposes to allot or issue for cash any shares of common stock or other shares in the capital of the Company of any class or having any rights (other than options to purchase shares of common stock pursuant to equity incentive plans outstanding from time to time):
(a)	the Company shall give and not withdraw a notice (“a Pre-emption Notice”) to each Noteholder stating the number of shares proposed to be allotted or issued, the subscription price, the class and rights of the shares and any other applicable terms of the proposed allotment or issue; such Pre-emption Notice shall also state the date (being no earlier than twenty Business Days after the date on which the Pre-emption Notice is given)

on or before which any election to take up any of the shares the subject of the Pre-Emption Notice must be given to the Company;
(b)	at any time on or before (but not after) the date stated in the Pre-Emption Notice pursuant to the preceding paragraph (a) any Noteholder by written notice to the Company may elect to take up all or any of his Noteholder Proportion of the shares specified in the Pre-Emption Notice;

(c)	the Pre-Emption Notice may specify a date (not being earlier than twenty Business Days after the date on which the Pre-Emption Notice is given) on or before which a Noteholder electing to take up all or any of his Noteholder Proportion of the shares or securities proposed to be issued must deliver a form of subscription and pay to the Company the subscription monies for the same and if a Noteholder fails to deliver such subscription and pay such subscription monies within the time so allowed (or longer time allowed by the Company) his election to take up the shares shall lapse;

(d)	if a Noteholder elects to take up all or any of the shares pursuant to condition 9.5.2(b) and complies with condition 9.5.2(c) the Company shall allot and issue those shares to the Noteholder concurrently with the issuance of shares in the transaction requiring such notice;

(e)	the Company shall not allot or issue for cash any shares on any terms different to those which have been the subject of a Pre-Emption Notice given in accordance with this condition 9.5 without giving to the Noteholders a fresh Pre-Emption Notice on those revised terms in accordance with this condition 9
9.6	Change of Control

In connection with any Change of Control:
9.6.1	the Company shall promptly give notice of such event to the Noteholders;

9.6.2	the Noteholders may then immediately exercise their right of conversion pursuant to condition 9; any such exercise may, in the option of the Noteholder, be either unconditional or conditional upon the transaction taking place within the timescale stated in the Conversion Notice and if such condition is not satisfied the Conversion Notice shall be of no effect and conversion shall not be effected;

9.6.3	alternatively, if the acquisition is in consideration or partly in consideration of the issue of shares in the acquiring entity in exchange for shares in the capital of the Company, the Noteholder may require the Company to do all things within its power to cause the right of conversion conferred by this condition 9 to be exercisable and have effect in respect of shares in the acquiring entity so as to give the Noteholder upon conversion (and subject to subsequent adjustment pursuant to condition 9.4) such number of shares in the capital of the acquiring entity as such Noteholder would have if it had exercised the right of conversion conferred by condition 9.1 immediately prior to such acquisition and exchanged the shares which it thereby acquired for shares in the capital of the acquiring entity
10.	CERTIFICATES

10.1	Form and Issue

The certificates in respect of the Loan Notes shall be executed as a deed of the Company in the form set out in Schedule 1 to the Instrument Every Noteholder shall be entitled to receive without payment of any fee one certificate in respect of his entitlement to Loan Notes and a certificate in respect of any balance of Loan Notes held by him arising from any partial payment or conversion or any permitted transfer of part of his holding Joint holders of Loan Notes shall be entitled to receive only one certificate in respect of their joint holding and that certificate shall be delivered to the joint holder whose name is shown first in the Company’s register of Noteholders; delivery of the certificate to such first-named holder shall be sufficient delivery to all

10.2	The Conditions

Every certificate shall have attached to it or endorsed on it a copy of the Conditions The Company shall comply with the terms and provisions of the certificates issued in respect of the Loan Notes and the Conditions, all of which are deemed to be incorporated in the Instrument and shall be binding on the Company and the holders of the Loan Notes and all persons claiming through or under them respectively

10.3	Loss of Certificates

If any certificate issued in respect of the Loan Notes shall be worn out or defaced, then on production of the certificate to the Company it may cancel the same and at the relevant Noteholder’s request shall issue a new certificate in lieu of that certificate If any certificate is lost or destroyed then on evidence thereof to the satisfaction of the Board or in default of evidence on such indemnity as the Board may in their absolute discretion deem adequate being given, a new certificate in lieu of that certificate shall be given to the person entitled to such lost or damaged certificate An entry as to the issue of the new certificate and indemnity (if any) shall be made in the Register forthwith

11.	TRANSFERS OF LOAN NOTES

11.1	Restrictions on Transfer

Subject to the remaining provisions of this condition 11 and subject to the Senior Lender Agreement, any Noteholder may transfer all or any part of his holding in any of the following circumstances but shall otherwise not be permitted to transfer all or any part of the Loan Notes:
11.1.1	any Loan Note for the time being held by the trustee of a trust may be transferred to new trustees of that trust;

11.1.2	any Loan Notes for the time being held by the trustees of a trust may be transferred to any beneficiary of that trust in accordance with the terms of the trust;

11.1.3	any Loan Notes may be transferred to any relative of the Noteholder or to any trust the principal beneficiaries of which are relatives of the Noteholder; for this purpose “relative” means spouse, parent, sibling, issue, nephew or niece;

11.1.4	upon the death of a Noteholder the Loan Notes then held by him may be registered in the names of his personal representatives who may hold the same under the terms of his will or intestacy and may transfer the same to any person to whom the Noteholder, if alive, would have been permitted to transfer them pursuant to this condition 11.1;

11.1.5	any Loan Notes may be transferred to any person with the prior written consent of the Board (which may grant such consent conditionally or unconditionally or withhold such consent, as it in good faith considers appropriate in the best interests of the Company)
11.2	Form of Transfers

Any transfer of any part of a holding shall be in an amount not less than $1,000 and any transfer of the whole or part of a holding shall be effected by an instrument in writing in any usual or common form or in any other form approved by the Board, save that no transfer may be made to more than four joint holders Every such instrument of transfer shall be signed by the transferor and the transferor shall be deemed to remain the owner of such Loan Notes until the name of the transferee(s) is/are entered in the Register in respect thereof, which entry the Company shall effect upon production (if relevant) of the transfer

11.3	Submission for Registration

Every instrument of transfer must be left at the registered office of the Company for registration accompanied by the certificate for the Loan Notes transferred (or in the case of a lost certificate an indemnity in respect thereof or such other evidence as the Board may reasonably require to procure the title of the transferor or his right to transfer the Loan Notes) and the Company shall then register such transfer and enter in the Register the transferee as the holder of the Loan Notes transferred All instruments of transfer which are registered shall be retained by the Company
11.4	Transfers by Personal Representatives

A transfer of Loan Notes by the personal representatives of a Noteholder will be as valid as if they had been a registered Noteholder at the time of the making of the transfer

12.	REGISTER OF LOAN NOTES

12.1	Maintenance of Register

A register of the Loan Notes shall be kept by the Company at such place and in such form as the Board may determine and there shall be entered in such Register:
12.1.1	the name and address of each of the holders for the time being of the Loan Notes;

12.1.2	the nominal amount of the Loan Notes held by every registered holder;

12.1.3	the date on which the name of every such registered holder is entered in respect of the Loan Notes standing in his name;

12.1.4	the serial number of each Certificate issued in respect of the Loan Notes and the date of the issue of each of the Certificates; and

12.1.5	particulars of repayment, transfer and other changes of ownership of the Loan Notes
12.2	Notification of Changes

Any change of name or address on the part of any Noteholder shall be notified to the Company and the Register shall forthwith be altered accordingly

12.3	Inspection

The Company shall upon request by any Noteholder inform him of the location and arrangements for inspection of the Register and the Noteholders or any of them and any person authorised in writing by any of them may at all reasonable times during office hours inspect the Register and take copies of and extracts from the Register or any part thereof at his or their own expense

13.	TITLE TO LOAN NOTES

13.1	Exclusive Recognition of Registered Holder

The Company will recognise the registered holder of any Loan Notes as the sole and absolute owner of those Loan Notes and will not be bound to take notice of or to see to the execution of any trust whether express, implied or constructive to which any Loan Notes may be subject The receipt of the registered holder or of any one of joint registered holders for the interest on or for the moneys payable upon the redemption or repayment of the Loan Notes shall be a good and valid discharge to the Company notwithstanding any notice it may have, whether express or otherwise, of the right, title, interest or claim of any other person to or in the Loan Notes, interest or monies Except as provided by any statutory provision or as required by an order of a court of competent jurisdiction, no notice of any trust whether express, implied or constructive shall be entered on the Register in respect of any Loan Notes
13.2	Death of Sole Registered Holder

The executors or administrators of a deceased holder of Loan Notes (not being one of several joint holders) shall be the only persons recognised by the Company as having title to or interest in such Loan Notes and such personal representatives may be registered as holders of the Loan Note Provided that such personal representatives shall supply to the Board such evidence as it reasonably requests as evidence of their valid appointment

13.3	Death of one of Joint Registered Holders

In case of the death of any of joint holders of Loan Notes the survivors or survivor will be the only persons or person recognised by the Company as having title to or interest in such Loan Notes

14.	NOTEHOLDER’S REPRESENTATIVE

14.1	Appointment

The holder or holders of a majority in nominal value of the Loan Notes may from time to time by written notice to the Company appoint any person who is a Noteholder or to whom Loan Notes may be transferred in compliance with condition 11.1 to be the Noteholder’s Representative and by similar notice may remove any person previously so appointed and may appoint any other person so qualified to act under this condition and the person who is for the time being holding such appointment in compliance with this condition shall be the Noteholder’s Representative for all purposes of the Instrument and the Conditions

14.2	Absence of Noteholder’s Representative

If at any time there is no Noteholder’s Representative appointed pursuant to condition 14.1, the Noteholder’s Representative shall be the holder or holders of a majority in nominal value of the Loan Notes (or if the Loan Notes are for the time being registered in the joint names of more than one person, the holder whose name appears first in the register of Loan Notes)

15.	NOTICES

Any notice or other communication hereunder shall be in writing in the English language and (without prejudice to service in any other manner) shall be validly served:
15.1.1	if handed personally to the addressee or to an officer of the addressee (in which case it shall be deemed served at the time that it is so handed to him); or

15.1.2	if delivered to an authorised address of the addressee (in which case it shall be deemed served at the time that it is so delivered unless such delivery is not on a Working Day or is after 5.00pm local time in which case it shall be deemed served at 9.00am local time on the following Working Day); or

15.1.3	if sent by facsimile transmission to an authorised address of the addressee — in which case it shall be deemed to be given on the day when it is transmitted and confirmation received of a successful transmission unless this is not a Working Day or is after 5.00pm local time for the addressee, in which event it shall be deemed served at 9.00am local time on the next following Working Day Provided That any notice given by facsimile transmission shall be confirmed in writing by notice delivered in accordance with conditions 15.1.1 or 15.1.2 and given within ten Business Days of the date of transmission (but so that, if so confirmed, the notice shall be deemed given at the time of such transmission) and any notice not so confirmed shall be of no effect and the authorised addresses for the parties are as set out below provided that any party may by notice hereunder to each other party change its authorised address for service of notices and such new address shall be substituted for that previously applicable as from the date such notice of change is given
For the Company:
•	7480 Mission Valley Road, Suite 101

•	San Diego, California

•	Facsimile Number 619 683 9839 and 619 683 2813

•	Marked for the attention of: Chief Executive Officer
For each Noteholder: his address and communication details last notified by him to the Company for the purpose of the service of notices in respect of Loan Notes
16.	LAW AND PROCEEDINGS

These Conditions shall be governed by and construed in accordance with English Law and the Company and all Noteholders hereby irrevocably submit to the non-exclusive jurisdiction of the Courts of England

DULY EXECUTED by	)
MAD CATZ INTERACTIVE, INC	)
acting by its authorised officer	)
/s/ Stewart Halpern
Name: Stewart Halpern
Status: Chief Financial Officer